EXHIBIT 99
Release:             March 20, 2015
Media contact:         Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:    John Egan, 515-235-9500, egan.john@principal.com
The Principal Financial Group Names Hochschild to Board of Directors

(Des Moines, Iowa) - The Principal Financial Group® (NYSE: PFG) announced that Roger C. Hochschild, president and chief operating officer for Discover Financial Services, has joined The Principal® Board of Directors effective March 18, 2015.
“Roger will be a valuable Board member for The Principal. His prior experience with wealth management at Morgan Stanley as well as his technology and consumer financial background from Discover fit very well with our overall strategy,” said Larry D. Zimpleman, chairman and CEO of The Principal.
Hochschild has been in his current role with Discover since 2004. Prior to that, he was executive vice president, chief administrative and chief strategy officer of Morgan Stanley. He was chief marketing officer of Discover before that. Prior to joining Discover, Hochschild worked at MBNA America with responsibility for direct response marketing and Internet strategy.
Hochschild has a bachelor’s degree in economics from Georgetown University and an MBA from the Amos Tuck School at Dartmouth College.
Hochschild commented, “I look forward to working closely with The Principal on continued expansion as the company deepens its extensive global reach and executes its aggressive growth strategy.”
For more news and insights from The Principal, connect with us on Twitter at: http://twitter.com/ThePrincipal.

About the Principal Financial Group
The Principal Financial Group® (The Principal®)1 is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $519.3 billion in assets under management2 and serves some 19.7 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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1 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.
2 As of Dec 31, 2014.